Exhibit 99.1

1847 Reports 15.0% Increase in Revenue to $14.9 Million
for the First Quarter of 2024

Gross profit increases 13.3% in Q1 2024 vs Q1 2023

NEW YORK, NY / ACCESSWIRE / May 16, 2024 / 1847 Holdings LLC ("1847" or the "Company") (NYSE American: EFSH), a holding company specializing in identifying over-looked, deep value investment opportunities in middle market businesses, today provided a business update and reported financial results for the first quarter ended March 31, 2024.

Q1 2024 Key Highlights

•	Total Revenue was $14.9M in Q1 2024 compared to $13.0M in Q1 2023, a 15.0% year-over-year increase
•	Gross profit was $5.6M in Q1 2024 compared to $4.9M in Q1 2023, a 13.3% year-over-year increase
•	Executed Letter of Intent to Sell 1847 Cabinets Inc. for $27.6 Million
•	Executed non-binding LOI to acquire a large, established millwork, cabinetry and door manufacturer based in Las Vegas, NV with revenues of $28.6 million, with a purchase price of $16.75 million which represents approximately 3.2x 2023 EBITDA
•	Announced ICU Eyewear subsidiary diversified manufacturing to reduce production costs and fortify supply chain
•	Announced ICU Eyewear subsidiary’s strategic expansion of partnerships, adding 300 new locations with leading US retailer
•	Completed refinancing and upsizing of $15 million revolving credit facility for ICU Eyewear subsidiary
•	Expanded Wolo Manufacturing Corp subsidiary into India through supply chain diversification program
•	Restructured promissory notes to non-dilutive debt instruments
•	Divested Asien’s Appliance business, significantly enhancing balance sheet

Mr. Ellery W. Roberts, CEO of 1847 Holdings, commented, “I am pleased to report we achieved a 15.0% year-over-year increase in revenue and a 13.3% year-over-year increase in gross profit. Additionally, revenues from the automotive supply segment increased by 41.1% to $1.8 million. This growth can be attributed to strategic initiatives begun in Q4 2023, coupled with a new credit facility established in late January 2024, further empowering the acceleration of this business segment's expansion. This achievement reaffirms the substantial value that 1847 delivers to our subsidiaries, both financially and operationally. During the quarter, we successfully divested of our Asien’s Appliance, significantly enhancing our balance sheet. This resulted in a $1.1 million gain for Q1 2024. By strategically divesting of Asien’s, we anticipate a reduction in 1847 Holdings' expenses by approximately $10.9 million annually, which should positively impact margins across our primary business lines. The divestiture of Asien’s enables us to streamline operations, optimize resource allocation, and position 1847 Holdings for sustained growth and profitability. This underscores our commitment to delivering shareholder value, as we continue to pursue opportunities for growth and enhanced profitability, in alignment with our long-term strategic goals.”

Mr. Ellery continued, “We're maintaining a strong acquisition pipeline, focusing on companies offering value and positive cash flow, while minimizing dilution for shareholders. Recently, we announced a non-binding LOI to acquire a prominent millwork, cabinetry, and door manufacturer headquartered in Las Vegas, NV. This target boasts revenues of $28.6 million, with a purchase price of $16.75 million which represents approximately 3.2x 2023 EBITDA. This acquisition presents an attractive opportunity for 1847, with favorable negotiated terms and the potential to complete the transaction without equity-based funding at this time.”

“Additionally, we executed a non-binding LOI to sell all of the assets of 1847 Cabinets Inc. Under the terms of the LOI, the buyer has proposed an enterprise value of $27.6 million for the acquisition of all of the assets of 1847 Cabinets, including $11.5 million in earn-out payments over a three-year period, representing a 5.91x multiple of 2023 EBITDA of approximately $4.7 million. We are advancing this transaction and anticipate closing within 90 days. Proceeds from the sale will be utilized to repay senior secured debt and other liabilities, allocate funds for working capital and future acquisitions, and potentially initiate a share repurchase program. This strategic move validates our ability to purchase, operate, and enhance asset value, thereby strengthening our financial position and enabling strategic resource reallocation to capitalize on emerging opportunities within our portfolio and beyond,” concluded Mr. Roberts.

Q1 2024 Financial Highlights

Total revenues were $14,913,497 for the three months ended March 31, 2024, as compared to $12,965,603 for the three months ended March 31, 2023.

•	Revenues from the retail and eyewear segment were $3,896,167 for the three months ended March 31, 2024 and $2,792,712 for the period from February 9, 2023 (date of acquisition) to March 31, 2023.
•	Revenues from the construction segment increased by $326,244, or 3.7%, to $9,238,969 for the three months ended March 31, 2024 from $8,912,725 for the three months ended March 31, 2023. The increase in revenues was primarily attributed to an increase in new multi-family projects and an increase in the average customer contract value.
•	Revenues from the automotive supplies segment increased by $518,195, or 41.1%, to $1,778,361 for the three months ended March 31, 2024 from $1,260,166 for the three months ended March 31, 2023. The increase in revenues was primarily attributed to an improved supply chain with manufacturers and heightened customer demand.

Total cost of revenues was $9,325,561 for the three months ended March 31, 2024, as compared to $8,032,294 for the three months ended March 31, 2023.

•	Cost of revenues for the retail and eyewear segment was $2,998,933, or 77.0% of retail and eyewear revenues, for the three months ended March 31, 2024, and $1,947,011, or 69.7% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to March 31, 2023.
•	Cost of revenues for the construction segment decreased by $216,761, or 4.0%, to $5,158,266 for the three months ended March 31, 2024 from $5,375,027 for the three months ended March 31, 2023.
•	Cost of revenues for the automotive supplies segment increased by $458,106, or 64.5%, to $1,168,362 for the three months ended March 31, 2024 from $710,256 for the three months ended March 31, 2023.

Total general and administrative expenses were $2,132,600 for the three months ended March 31, 2024, as compared to $1,501,639 for the three months ended March 31, 2023.

Total professional fees were $3,025,149 for the three months ended March 31, 2024, as compared to $387,821 for the three months ended March 31, 2023.

Total operating expenses were $18,023,128 for the three months ended March 31, 2024, as compared to $12,922,180 for the three months ended March 31, 2023, resulting in a loss from operations of $3,109,631 for the three months ended March 31, 2024, as compared to income from operations of $43,423 for the three months ended March 31, 2023.

Net loss from continuing operations was $11,156,579 for the three months ended March 31, 2024, as compared to a net income of $1,152,096 for the three months ended March 31, 2023. Such change was primarily due to an increase of amortization of debt discounts by $3,262,939 and losses on change in fair value of warrant liabilities of $1,902,200, on change in fair value of derivative liabilities of $612,462 and on extinguishment of debt of $421,875 in the 2024 period. Additionally, the net income for the 2023 period included a preliminary gain on bargain purchase of $2,639,861.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders. For more information, visit.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings' view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in "Risk Factors" included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com